LightPath Technologies Announces Financial Results for the Third Quarter and First Nine Months of Fiscal 2009

ORLANDO, FL -- (Marketwire - May 14, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the third quarter and first nine months of fiscal 2009 ended March 31, 2009.

Third Quarter Highlights:

--  Disclosure backlog scheduled to ship within the next twelve months is
    $3.4 million.
--  Third quarter fiscal 2009 gross margin improves to 25% compared to 20%
    for the same period in the previous fiscal year.
--  The third quarter EBITDA improved to a loss of $460,000 compared to a loss of $1.1 million in the same period last year and $704,000 from the second quarter of fiscal 2009.
--  Cash usage was reduced to $143,000 in the third quarter of fiscal 2009 from a usage of $1.1 million in the same quarter in the prior year and
    $631,000 from the second quarter of fiscal 2009.

Mr. Jim Gaynor, Chief Executive Officer of LightPath, commented, "During the third quarter of fiscal 2009 we continued to address the financial challenges presented by the current market economy. During this quarter we continued to experience the weakness in the market demand but we believe we are near the bottom and expect to see slightly stronger demand over the next several quarters. We have been working diligently to penetrate new markets for LightPath and have made significant progress with our efforts in the laser tool market, particularly in Asia. These efforts have produced significant orders that we anticipate to be in production over the next 3 to 6 months subject to customer qualifications.

"I am pleased that we were able to continue to manage our costs and increase our gross margins year over year. We have continued to find ways to reduce our costs and continue to efficiently operate our business. Our gross margin for the third quarter of fiscal 2009 improved from 20% to 25% compared to the third quarter of fiscal 2008, and to 26% for the first nine months of fiscal 2009, compared to 10% the first nine months of fiscal 2008. This margin improvement has been accomplished in spite of lower sales and competitive price pressures.

"During the third quarter of fiscal year 2009, over 95% of our precision molded optics were produced at our Shanghai facility where our direct labor productivity has improved 66%. Our improved efficiency, combined with the high percentage of our product now produced in the Shanghai facility has significantly reduced our labor cost. Production yields for the first nine months of fiscal 2009 averaged 87% compared to an average of 67% for the fiscal year 2008. We are also continuing to convert to high temperature, lower cost glass materials, when combined with the 20 percentage point improvement in yield has lowered our material costs. We have also implemented new programs to reduce our service costs aimed at tooling and our anti-reflective coating processes. As these programs come on line we expect to see continued improvement in our direct costs in future quarters."

"Additionally we have implemented a series of overhead cost reductions. With the transfer of the majority of our manufacturing operations to Shanghai, workforce in Orlando has been reduced by 42% since December 2007. As a result of the productivity improvements in Shanghai, we have reduced the workforce there by 20% since December 2008. In addition we implemented a 20% salary reduction for the majority of our US based personnel in March 2009. All of these changes has resulted in a reduction of our cash used in operations by 94% from the first fiscal quarter of 2009 compared to the third fiscal quarter of 2009 and 81% from the second fiscal quarter of 2009 compared to the third fiscal quarter of 2009. As the full impact of these improvements are realized and our forecasted revenues are achieved, we believe we will see continued reductions of cash used in operations."

Financial Results for Three Months Ended March 31, 2009

Revenue for the third quarter of fiscal 2009 ended March 31, 2009 totaled $1.66 million compared to $2.11 million for the third quarter of fiscal 2008, a decrease of 22%. The decrease from the third quarter of last year was primarily attributable to lower sales volumes of molded optics products and isolators. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line driven by low cost lenses in Asia and our infrared lenses.

Our gross margin percentage in the third quarter of fiscal 2009 compared to third quarter fiscal 2008 increased to 25% from 20%. Total manufacturing cost of $1.2 million was $0.5 million lower in the third quarter of fiscal 2009 compared to the same period of the prior fiscal year. Direct costs, which include material, labor and services, were reduced 3% points to 21% of revenue in the third quarter of fiscal 2009, as compared to 24% of revenue in the third quarter of fiscal 2008. Gross margins improved as a result of the cost reduction programs the Company has implemented.

During the third quarter of fiscal 2009 total costs and expenses decreased $591,000 to $1.0 million compared to $1.6 million for the same period in fiscal 2008. Included in total costs and expenses for fiscal 2009 were $817,000 in selling, general and administrative expenses which for the third quarter of fiscal 2009 decreased $455,000 or 36% from $1.3 million for the same period in the prior year. As a result, total operating loss for the third quarter of fiscal 2009 improved to $0.6 million compared to a loss of $1.2 million for the same period in fiscal 2008.

Net loss for the third quarter of fiscal 2009 ended March 31, 2009 was $756,000 or $0.11 per basic and diluted share, compared with a net loss of $1.2 million or $0.22 per basic and diluted share for the same period in fiscal 2008. This compared to a net loss of $1.7 million or $0.29 per basic and diluted share for the second quarter of fiscal 2009 ended December 31, 2008. This represents a $969,000 decrease in net loss. The net loss for the quarter ended December 31, 2008 included $641,000 in charges related to fees, debt costs, and debt discount write-offs associated with the conversion of 25% of outstanding debentures into common stock.

Weighted-average shares outstanding increased in the third quarter of fiscal 2009 compared to the third quarter in fiscal 2008 primarily due to the issuance of common shares related to the debenture conversion and the prepayment of interest in common shares.

Financial Results for the Nine Months Ended March 31, 2009

Revenue for the nine months ended March 31, 2009 totaled $5.9 million compared to $6.4 million for the first nine months of fiscal 2008, a decrease of 8%. The decrease from the prior fiscal year was primarily attributable to lower sales volumes of molded optics, collimators and gradium. Growth in sales going forward is expected to be derived primarily from the precision molded optics driven by low cost lenses in Asia and infrared lenses.

Our gross margin percentage in the first nine months of fiscal 2009 compared to first nine months of fiscal 2008 increased to 26% from 10%. Total cost of sales was $4.4 million which represents a $1.4 million decrease in the first nine months half of fiscal 2009 compared to $5.8 million in the same period of the prior fiscal year. Direct costs, which include material, labor and services, remain stable at 23% of revenue in the first nine months of fiscal 2009, as compared to 23% in the first nine months of fiscal 2008. Gross margins improved as a result of the cost reduction programs the Company has implemented. In addition, we incurred a one-time inventory valuation adjustment of approximately $374,000 for the nine months ended March 31, 2008 that was not incurred during the nine months ended March 31, 2009.

During the first nine months of fiscal 2009 total costs and expenses decreased approximately $1.2 million to $3.9 million compared to $5.0 million for the same period in fiscal 2008. Included in total costs and expenses for the first nine months of fiscal 2009 were $3.2 million in selling, general and administrative expenses which decreased $908,000 from the same period in the previous fiscal year. As a result, total operating loss for the first nine months of fiscal 2009 improved to $2.3 million compared to $4.4 million for the same period in fiscal 2008.

Net loss for the nine months ended March 31, 2009 totaled $3.5 million or $0.58 per basic and diluted share, compared with a net loss of $4.3 million or $0.81 per basic and diluted share for the same period in fiscal 2008. This represents an $831,000 decrease in net loss. The net loss for the first nine months includes $641,000 in charges related to fees, debt costs, and debt discount write-offs associated with the conversion of 25% of the outstanding debentures. Weighted-average shares outstanding increased in the first nine months of fiscal 2009 compared to the first nine months of fiscal 2008 primarily due to the issuance of common shares related to the conversion of the debentures.

On the balance sheet, cash and cash equivalents totaled $380,068 at March 31, 2009. Total current assets and total assets at March 31, 2009 were $3.2 million and $5.5 million, respectively, compared to $3.3 million and $5.5 million at June 30, 2008, respectively. Total current liabilities and total liabilities at March 31, 2009 were $2.0 million and $3.5 million, respectively, compared to $3.0 million and $3.3 million, respectively, for June 30, 2008. As a result, the current ratio as of March 31, 2009 improved to 1.65 to 1 compared to 1.10 to 1 for the year end June 30, 2008. Total stockholders' equity at March 31, 2009 totaled $1.9 million compared to $2.2 million at June 30, 2008.

As of March 31, 2009 the Company's backlog of orders to be filled in less than one year, was $3.4 million compared to $3.0 million as of December 31, 2008.

Jim Gaynor concluded, "Our results for the first nine months of this year are a positive reflection of much hard work and effort by the team at LightPath, to control cost and mitigate expenses. Despite a decrease in our revenues we managed to dramatically enhance our gross margins and decrease our loss over the previous year. We expect the full effect of the efficiencies we have implemented to lower cash usage going forward compared to the third quarter of fiscal 2009. Our cash balance at March 31, 2009 was $380,000. We have taken certain actions to conserve our cash including extending payment terms with certain of our suppliers. We have negotiated payment plans with some key vendors and are working with other vendors to develop payment plans.

"We believe LightPath currently has sufficient cash to fund its operations through October 31, 2009 assuming our revenue stays at current levels and no additional sources of capital are used. This quarter we expect to receive approximately $276,000 for a D&O insurance settlement from a claim filed in 2007. These funds should provide additional flexibility in sustaining operations.

"The extent to which we can sustain our operations beyond this timeframe will depend on our ability to increase revenues from low cost and infrared lenses or a sale of non-strategic assets or from future equity or debt financing. Recent booking trends have been slower than planned given the current economic condition. However, we believe that taking the current booking rate combined with the existing order backlog that we will be able to generate increased revenues.

"We remain confident that the changes we have made over the past year will reap positive rewards as we generate more sales and build our pipeline of business. We remain encouraged by our disclosure backlog at $3.4 million and the number of new product proposals we have undertaken in the past nine months. Our efforts to penetrate high volume lower cost commercial markets in Asia show tremendous promise for the remainder of our fiscal year. Going forward we will continue to focus on the lower cost higher volume market opportunities and broaden our exposure in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, May 14th at 4:15 p.m. EDT to discuss the Company's financial and operational performance for the third quarter and first nine months of fiscal 2009.

Conference Call Details
Date: Thursday, May 14, 2009
Time: 4:15 p.m. (EDT)
Dial-in Number: 1-877-941-6009
International Dial-in Number: 1-480-629-9770

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. The call is also being webcast and may be accessed at LightPath's website at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

A replay of the conference call will be available approximately 3 hours after the completion of the call for 7 days, until May 21, 2009. To listen to the replay, dial 1-800-406-7325 if calling within the U.S. and 1-303-590-3030 if calling internationally and enter the pass code 4068699.

The call is also being webcast and may be accessed at the call organizer website of ViaVid at www.viavid.net. The webcast will be archived and accessible on the Company website.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LightPath Technologies
EBITDA Comparison

                          Actual       Actual       Actual       Actual
                          Q1 2008      Q2 2008      Q3 2008      Q4 2008
                        -----------  -----------  -----------  -----------

Revenue                   2,308,753    2,021,566    2,114,196    2,381,956
Cost of sales             2,070,042    2,016,257    1,694,679    1,814,420
                        -----------  -----------  -----------  -----------
   Gross margin             238,711        5,309      419,517      567,536
                                 10%           0%          20%          24%

                        -----------  -----------  -----------  -----------
Total operating costs
 and expenses             1,753,554    1,669,438    1,602,495    1,665,083
                        -----------  -----------  -----------  -----------
Operating loss           (1,514,843)  (1,664,129)  (1,182,978)  (1,097,547)

Other income (expense)       11,795       20,978       (7,291)     (33,754)
                        -----------  -----------  -----------  -----------
Net Loss                 (1,503,048)  (1,643,151)  (1,190,269)  (1,131,301)
                        ===========  ===========  ===========  ===========

                        -----------  -----------  -----------  -----------
EBITDA                   (1,381,348)  (1,522,452)  (1,053,747)    (964,070)
                        ===========  ===========  ===========  ===========

                          Actual       Actual       Actual
                          Q1 2009      Q2 2009      Q3 2009
                        -----------  -----------  -----------

Revenue                   2,337,762    1,905,202    1,656,889
Cost of sales             1,706,758    1,438,234    1,242,291
                        -----------  -----------  -----------
   Gross margin             631,004      466,968      414,598
                                 27%          25%          25%

                        -----------  -----------  -----------
Total operating costs
 and expenses             1,505,922    1,343,723    1,011,596
                        -----------  -----------  -----------
Operating loss             (874,918)    (876,755)    (596,998)

Other income (expense)     (148,891)    (848,753)    (159,177)
                        -----------  -----------  -----------
Net Loss                 (1,023,809)  (1,725,508)    (756,175)
                        ===========  ===========  ===========

                        -----------  -----------  -----------
EBITDA                     (688,434)    (727,717)    (483,258)
                        ===========  ===========  ===========

                       LIGHTPATH TECHNOLOGIES, INC.
                  Condensed Consolidated Balance Sheets

                                                  Unaudited
                                                  March 31,     June 30,
                     Assets                         2009          2008
                                                ------------  ------------
Current assets:
   Cash and cash equivalents                    $    380,068  $    358,457
   Trade accounts receivable, net of allowance
    of $44,304 and $44,862                         1,052,949     1,334,856
   Inventories, net                                1,207,970     1,323,555
   Prepaid expenses and other assets                 581,801       277,359
                                                ------------  ------------
         Total current assets                      3,222,788     3,294,227
   Property and equipment - net                    1,666,410     1,937,741
   Intangible assets - net                           175,086       199,737
   Debt costs, net                                   331,744            --
   Other assets                                       57,306        57,306
                                                ------------  ------------
         Total assets                           $  5,453,334  $  5,489,011
                                                ============  ============

      Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                             $  1,342,987  $  1,827,461
   Accrued liabilities                               178,693       196,125
   Accrued severance                                      --        97,401
   Accrued payroll and benefits                      271,696       423,222
   Secured note payable                                   --       260,828
   Note payable, current portion                     152,624       166,645
   Capital lease obligation, current portion           9,936        18,603
                                                ------------  ------------
         Total current liabilities                 1,955,936     2,990,285
                                                ------------  ------------

Deferred rent                                        220,066       222,818
Capital lease obligation, excluding current
 portion                                                  --         5,050
Note payable, excluding current portion                   --       111,097
8% convertible debentures to related parties,
 net of debt discount                                120,891            --
8% convertible debentures, net of debt discount    1,243,093            --
                                                ------------  ------------
         Total liabilities                         3,539,986     3,329,250

Stockholders' equity:
   Preferred stock: Series D, $.01 par value,
    voting; 5,000,000 shares authorized; none
    issued and outstanding                                --            --
   Common stock: Class A, $.01 par value,
    voting; 40,000,000 shares authorized;
    6,676,453 and 5,331,664 shares issued
    and outstanding, respectively                     66,765        53,317
      Additional paid-in capital                 203,089,544   199,847,356
      Foreign currency translation adjustment         24,812        21,369
      Accumulated deficit                       (201,267,773) (197,762,281)
                                                ------------  ------------
         Total stockholders' equity                1,913,348     2,159,761
                                                ------------  ------------
         Total liabilities and stockholders'
          equity                                $  5,453,334  $  5,489,011
                                                ============  ============

             LIGHTPATH TECHNOLOGIES, INC.
    Condensed Consolidated Statements of Operations

                            Unaudited                   Unaudited

                        Three months ended           Nine months ended
                             March 31,                   March 31,
                         2009         2008          2009          2008
                     -----------  ------------  ------------  ------------

Product sales, net   $ 1,656,889  $  2,114,196  $  5,899,853  $  6,444,515
Cost of sales          1,242,291     1,694,679     4,387,283     5,780,978
                     -----------  ------------  ------------  ------------
      Gross margin       414,598       419,517     1,512,570       663,537

Operating expenses:
   Selling, general
    and
    administrative       816,805     1,272,269     3,155,255     4,063,080
   New product
    development          184,111       308,302       686,579       924,049
   Amortization of
    intangibles            8,217         8,217        24,651        24,651
   Loss (Gain) on
    sale of
    property &
    equipment              2,463        13,707        (5,244)       13,707
                     -----------  ------------  ------------  ------------
      Total
       costs and
       expenses        1,011,596     1,602,495     3,861,241     5,025,487
                     -----------  ------------  ------------  ------------
      Operating loss    (596,998)   (1,182,978)   (2,348,671)   (4,361,950)

Other income
 (expense):
   Interest expense     (161,330)      (19,357)   (1,173,578)      (48,285)
   Investment and
    other income           2,153        12,066        16,757        73,767
                     -----------  ------------  ------------  ------------
     Net loss        $  (756,175) $ (1,190,269) $ (3,505,492) $ (4,336,468)
                     ===========  ============  ============  ============
Foreign currency
 translation
 adjustment                3,061         9,771         3,443        51,181
                     -----------  ------------  ------------  ------------
     Comprehensive
      loss           $  (753,114) $ (1,180,498) $ (3,502,049) $ (4,285,287)
                     ===========  ============  ============  ============
Loss per share
 (basic and diluted) $     (0.11) $      (0.22) $      (0.58) $      (0.81)
                     ===========  ============  ============  ============
Number of shares
 used in per share
 calculation           6,674,453     5,332,655     5,993,114     5,326,003
                     ===========  ============  ============  ============

       LIGHTPATH TECHNOLOGIES, INC.                     Unaudited
Condensed Consolidated Statements of Cash Flows      Nine Months Ended
                                                         March 31,
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $ (3,505,492) $ (4,336,468)
Adjustments to reconcile net loss to net cash
 used in operating activities:
   Depreciation and amortization                     432,505       330,636
   Foreign exchange translation adjustment             3,443        51,181
   Interest from amortization of debt discount       558,699             -
   Fair value of warrants issued to induce
    debenture conversion                             215,975             -
   Amortization of debt costs                        222,564             -
   Issuance of common stock for interest on
    convertible debentures                            97,633             -
   Gain on sale of property and equipment             (5,244)       (7,000)
   Stock based compensation                          106,241       280,525
   Provision for doubtful accounts receivable           (558)       17,901
   Loss on abandonment of fixed assets                     -        20,707
Deferred rent                                         (2,752)            -
Common stock issued for payment of consulting
 services                                             49,800             -
Changes in operating assets and liabilities:
   Trade accounts receivables                        282,465         3,743
   Inventories                                       115,585       400,431
   Prepaid expenses and other assets                     686       (93,734)
   Accounts payable and accrued liabilities         (750,833)      213,762
                                                ------------  ------------
      Net cash used in operating activities       (2,179,283)   (3,118,316)
                                                ------------  ------------
Cash flows from investing activities
   Purchase of property and equipment               (123,884)     (646,020)
   Proceeds from sale of equipment                    37,791         7,000
                                                ------------  ------------
      Net cash used in investing activities          (86,093)     (639,020)

Cash flows from financing activities
   Proceeds from sale of common stock, net of
    costs                                                  -     2,978,544
   Proceeds from sale of common stock from
    employee stock purchase plan                      14,220        44,548
   Borrowings on 8% convertible debenture, net
    of issuance costs                              2,672,430             -
   Payments on secured note payable                 (260,828)            -
   Payments on capital lease obligation              (13,717)      (12,008)
   Payments on note payable                         (125,118)     (124,983)
                                                ------------  ------------
Net cash provided by financing activities          2,286,987     2,886,101
                                                ------------  ------------
Increase in cash and cash equivalents                 21,611      (871,235)
Cash and cash equivalents, beginning of period       358,457     1,291,364
                                                ------------  ------------
Cash and cash equivalents, end of period        $    380,068  $    420,129
                                                ============  ============
Supplemental disclosure of cash flow
 information:
   Interest paid in cash                        $     31,568  $     29,993
Supplemental disclosure of non-cash investing
 & financing activities:
   Landlord credits for leasehold improvements  $          -  $    161,678
   Convertible debentures exchanged into
    common stock                                $    732,250  $          -
   Fair value of warrants issued to broker of
    debt financing                              $    194,057  $          -
   Fair value of warrants & incentive shares
    issued to debenture holders                 $    790,830  $          -
   Intrinsic value of beneficial conversion
    feature underlying convertible debentures   $    600,635  $          -

                       LIGHTPATH TECHNOLOGIES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Nine months ended March 31, 2009
                                Unaudited

                                         Class A               Additional
                                       Common Stock             Paid-in
                                   Shares         Amount        Capital
                               -------------- -------------- -------------

Balances at June 30, 2008           5,331,664 $       53,317 $ 199,847,356
Issuance of common stock for:
   Current interest on
    convertible debentures            103,971          1,040        96,593
   Incentive to participate in
    convertible debenture
    placement, recorded as
    debt discount                      73,228            732        74,399
   Prepayment of interest on
    convertible debentures            589,614          5,896       448,099
   Conversion of 25% of
    debentures                        475,496          4,755       727,495

   Payment on consulting
    service arrangements               60,000            600        49,200
   Vested restricted stock units       27,700            277          (277)
   Employee Stock Purchase Plan        14,780            148        14,072
Issuance of warrants to
 private placement agent
  recorded as debt costs                                           194,057
Debt discount and beneficial
 conversion feature
 on convertible debentures                                       1,316,334
Issuance of warrants as
 inducement to convert
 debentures                                                        215,975
Stock based compensation on
 stock options and restricted
 stock units                                                       106,241
Foreign currency adjustment
Net loss

                               -------------- -------------- -------------
Balances at March 31, 2009          6,676,453 $       66,765 $ 203,089,544
                               ============== ============== =============

                                  Foreign
                                  Currency                      Total
                                Translation    Accumulated   Stockholders'
                                 Adjustment      Deficit        Equity
                               -------------- -------------  -------------

Balances at June 30, 2008      $       21,369 $(197,762,281) $   2,159,761
Issuance of common stock for:
   Current interest on
    convertible debentures                                          97,633
   Incentive to participate in
    convertible debenture
    placement, recorded as
    debt discount                                                   75,131
   Prepayment of interest on
    convertible debentures                                         453,995
   Conversion of 25% of
    debentures                                                     732,250

   Payment on consulting
    service arrangements                                            49,800
   Vested restricted stock units                                         -
   Employee Stock Purchase Plan                                     14,220
Issuance of warrants to
 private placement agent
  recorded as debt costs                                           194,057
Debt discount and beneficial
 conversion feature
 on convertible debentures                                       1,316,334
Issuance of warrants as
 inducement to convert
 debentures                                                        215,975
Stock based compensation on
 stock options and restricted
 stock units                                                       106,241
Foreign currency adjustment             3,443                        3,443
Net loss                                         (3,505,492)    (3,505,492)

                               -------------- -------------  -------------
Balances at March 31, 2009     $       24,812 $(201,267,773) $   1,913,348
                               ============== =============  =============

Contacts:

LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

Alliance Advisors, LLC
Mark McPartland
+1 (910) 686-0455
markmcp@allianceadvisors.net
or
Valter Pinto
+1 (914) 669-0222
Valter@allianceadvisors.net